Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Corporate Contact: Morgan Brown, EVP and CFO, World Heart Corporation, +1-801-303-4361
Media Contact: Ronald Trahan, APR, President, Ronald Trahan Associates Inc., +1-508-359-4005,x108

WorldHeart will end its Levacor® VAD program and will focus on developing its next-generation MiFlow™ miniature ventricular assist device

SALT LAKE CITY, July 29, 2011—World Heart Corporation (WorldHeart) (NASDAQ: WHRT), which is developing ventricular assist devices designed for adults, children and infants suffering from heart failure,  announced today that it will cease its efforts to commercialize the Levacor ventricular assist device (VAD) technology and will focus its resources on developing and commercializing its smaller, next-generation MiFlow VAD.

With the lengthening BTT clinical study delay associated with the previously announced device refinements, the Company does not believe that the Levacor VAD can be competitively commercialized.  Therefore, the Company will focus its resources on the smaller, next-generation technologies of the PediaFlow and MiFlow VADs, both currently in development.  This decision means that the Company will not pursue further enrollment in the Levacor bridge-to-transplant (BTT) clinical study.  However, the Company will continue to provide technical support to existing Levacor VAD recipients and clinical centers.  In conjunction with this decision, the Company also announced that it would reduce its workforce by 42%.  The Company’s expects its existing capital resources to be sufficient to allow it to adequately advance the MiFlow program through mid-2012.

The MiFlow VAD is a miniature device slightly larger than the size of an AA-battery and is being designed to provide up to 6 liters of flow per minute.  The Company believes that the small size of the MiFlow VAD will reduce the invasiveness of traditional VAD surgery and speed patient recovery.  The small size is the result of using the Company’s proprietary maglev technology which includes recent breakthroughs in miniaturization as it has been developing the Company’s pediatric VAD, the PediaFlow®.  The PediaFlow VAD has been in development since 2005 and has been supported by two grants from the National Institutes of Health.

“We are very encouraged by the preliminary preclinical findings on the PediaFlow VAD.  We believe that the MiFlow VAD and PediaFlow VAD are likely to have similar blood handling  characteristics to the Levacor VAD with respect to the reduction or elimination of acquired von Willebrand deficiency, which is believed to be a significant contributor to bleeding complications and hemorrhagic stroke,” said Alex Martin, President and CEO.

Mr. Martin further noted, "The MiFlow VAD represents a major step in size reduction.  We believe it will ultimately support a larger patient population than the late-stage heart failure population alone.  We are currently working on a MiFlow VAD prototype and expect to begin conducting animal studies with the MiFlow VAD by mid-2012 and human clinical trials in Europe by 2013.  Thus we believe the MiFlow VAD represents significant clinical potential and value to our shareholders. ”

About World Heart Corporation
Based in Salt Lake City, Utah, WorldHeart is a developer of mechanical circulatory support systems.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's Levacor VAD, including those related to the end of its clinical trial and continued technical support for the device, its change in strategy to focus on developing its next-generation miniature MiFlow VAD and PediaFlow VAD, including those related to the ultimate size of the devices, availability of financial resources to adequately advance the MiFlow and PediaFlow programs, and the timing of the clinical trials; WorldHeart’s ability to translate the Levacor VAD positive experience with the von Willebrand factor deficiency to the MiFlow VAD and PediaFlow VAD; the market opportunity and acceptance for the devices; the increase in shareholder value and  return; the ability to address a wider range of patient needs; and the invasiveness of the surgery. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the product development and clinical trials of the MiFlow and PediaFlow VADs, including availability of financial resources to advance the MiFlow and PediaFlow development and clinical  programs, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Form 10-Q for March 31, 2011.

This news release was distributed by GlobeNewswire, www.globenewswire.com

www.worldheart.com
SOURCE World Heart Corporation